As filed with the Securities and Exchange Commission on April 13, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIVERSEY HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1300 Altura Road, Suite 125 Fort Mill, South Carolina	29708
(Address of Principal Executive Offices)	(Zip Code)

Diversey Holdings, Ltd. 2021 Omnibus Incentive Plan

(Full title of the plans)

Philip Wieland
Chief Executive Officer
1300 Altura Road, Suite 125
Fort Mill, South Carolina 29708
(803) 746-2200

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Bradley C. Reed, P.C.
Alexander M. Schwartz
Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Ordinary shares, par value $0.0001 per share	5,429,519	(3)	$14.56	$79,053,797	$8,625
Ordinary shares, par value $0.0001 per share	7,763,231	(4)	$14.56	$113,032,644	$12,332
Ordinary shares, par value $0.0001 per share	1,807,250	(5)	$14.56	$26,313,560	$2,871
Total	15,000,000			$218,400,001	$23,828

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding ordinary shares.
(2)	With respect to (i) the 5,429,519 ordinary shares that are currently authorized for issuance upon exercise or settlement of awards that have not been granted under the Diversey Holdings, Ltd. 2021 Omnibus Incentive Plan (the “Plan”), (ii) the 7,763,231 restricted ordinary shares that have been issued under the Plan and (iii) the 1,807,250 ordinary shares issuable upon vesting and settlement of restricted share units granted under the Plan in connection with the registrant’s initial public offering (the “IPO”), the proposed maximum offering price is calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sale prices for the ordinary shares as reported on the NASDAQ Global Select Market on April 12, 2021 solely for the purpose of calculating the registration fee.
(3)	Represents ordinary shares that are currently authorized for issuance under the Plan.
(4)	Represents restricted ordinary shares that have been issued under the Plan.
(5)	Represents ordinary shares issuable upon vesting and settlement of restricted share units granted under the Plan in connection with the IPO.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Diversey Holdings, Ltd. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s prospectus, dated March 24, 2021 and filed with the Commission on March 26, 2021 pursuant to Rule 424(b) of the Securities Act, which prospectus is a part of the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-253676);

(b) The description of the Company’s ordinary shares contained in the Company’s Registration Statement on Form 8-A (File No. 001-40293) filed with the Commission on March 25, 2021, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions; and

(c) The Company’s Current Report on Form 8-K filed with the Commission on April 2, 2021.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful deceit, civil fraud or the consequences or committing a crime. Our amended and restated articles of association provide for indemnification of officers and directors to the maximum extent permitted by law for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud and dishonesty or willful default.

We have entered into indemnification agreements with each of our directors and officers pursuant to which we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

We also maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions set forth above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Mill, State of South Carolina, on April 13, 2021.

DIVERSEY HOLDINGS, LTD.

By:	/s/ Philip Wieland
Name: Philip Wieland
Title: Chief Executive Officer

The undersigned directors and officers of Diversey Holdings, Ltd. hereby appoint each of Todd Herndon, Michael Chapman and David Dickerson, with full power of substitution and resubstitution, his true and lawful attorney-in fact and agent, with full powers to him to sign for the undersigned, in the names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorney, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that said attorney, or his substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on April 13, 2021, in the capacities indicated.

Name	Title

/s/ Philip Wieland Philip Wieland	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Todd Herndon Todd Herndon	Chief Financial Officer (Principal Financial Officer)

/s/ David Dickerson David Dickerson	VP, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ Eric Foss Eric Foss	Director
/s/ Ken Hanau Ken Hanau	Director
/s/ Michel Plantevin Michel Plantevin	Director
/s/ Jonathon Penn Jonathon Penn	Director
/s/ Robert Farkas Robert Farkas	Director

/s/ Susan Levine Susan Levine	Director

/s/ Juan Fuguereo Juan Figuereo	Director

/s/ Selim Bassoul Selim Bassoul	Director

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Maples & Calder (Cayman) LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Maples & Calder (Cayman) LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Diversey Holdings, Ltd. 2021 Omnibus Incentive Plan